Exhibit 23.4

Drewry Shipping Consultants Ltd., Drewry House, Meridian Gate, 213 March Wall, London E14 9FJ, England Telephone: +44 (0) 20 7538 0191 Facsimile:+44 (0) 20 7987 9396 Email: enquiries@drwery.co.uk Website: www.drwery.co.uk

May 23, 2007

Star Bulk Carriers Corp.
40 Ag. Konstantinou Avenue
Aethrion Center, Suite B34
Maroussi 15124
Athens, Greece

Dear Sir/Madam

Reference is made to the Form F-1/F-4 registration statement, as amended (the "Registration Statement"), relating to the merger of Star Maritime Acquisition Corp. (the "Company") with and into its wholly owned subsidiary Star Bulk Carriers Corp. ("Star Bulk"). We hereby consent to all references to our name in the Registration Statement and to the use of the statistical information supplied by us set forth in the Registration Statement entitled "Risk Factors", "The International Dry Bulk Shipping Industry" "Industry and Market Data". We further advise the Company and Star Bulk that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

(1) We have accurately described the international dry bulk shipping industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented; and

(2) Our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the dry bulk shipping industry.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement of Star Bulk on Form F-1/F-4 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

Yours faithfully

/s/ Nigel Gardiner

Nigel Gardiner
Managing Director
Drewry Shipping Consultants Ltd.

Drewry Shipping Consultants Limited - registered in London, England No. 3289135